Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of November 3, 2024, by and between Ocular Therapeutix, Inc., a Delaware corporation (the “Company”), and Namrata Saroj (“Executive”).  This Agreement supersedes all prior agreements or exchanges between the parties and is intended to set forth the terms of Executive’s employment as of November 4, 2024 (the “Commencement Date”).  In consideration of the mutual covenants contained in this Agreement, the Company and Executive agree as follows:

1.Employment.  The Company agrees to employ Executive and Executive agrees to be employed by the Company on the terms and conditions set forth in this Agreement.

(a)Capacity.  Executive shall serve the Company as Chief Business Officer, reporting to the Company’s Chief Executive Officer (“CEO”), and shall have such duties and responsibilities as may from time to time be assigned to her by the Company.

(b)Devotion of Duties; Representations.  During the Term (as defined below) of Executive’s employment with the Company, Executive will be employed full-time and shall devote her reasonable best efforts and substantially all of Executive’s business time and energies to the business and affairs of the Company.  During the Term of Executive’s employment with the Company, Executive shall not, without the prior written approval of the Company (by action of the Company’s CEO), undertake any other employment from any person or entity or serve as a director of any other company; provided, however, that (i) the Company will entertain requests as to such other employment, consulting projects or directorships in good faith and (ii) Executive will be eligible to participate in any outside activities permitted by a Company policy that is applicable to employees of the Company who are at the Senior Vice President level or above and approved by the CEO after the date hereof, and provided further that in no event may any employment, directorship or outside activity be undertaken if it would (x) be in violation of any provision of this Agreement or other agreement between Executive and the Company, (y) interfere with the performance of Executive’s duties for the Company, or (z) present a conflict of interest with the Company’s business interests. Executive’s normal place of work will be remote in New York.  However, Executive agrees to travel on any business of the Company as may be reasonably  required for the performance of Executive’s duties.  Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Provided that such activities are consistent with the foregoing (including clauses (x), (y) and (z) in the fourth preceding sentence), Executive may continue her consulting work for All Eyes Consulting for up 120 hours per year for clients on projects not involving (1) any tyrosine kinase inhibitor, and/or (2) any travoprost formulation.

2.Term of Employment.

(a)Executive’s employment hereunder shall commence as of the Commencement Date.  At the time Executive’s employment commences, Executive’s prior engagement as a consultant through All Eyes Consulting, LLC (“Consultant”, and the related consulting agreement dated as of February 28, 2024, the “Consulting Agreement”), shall be deemed terminated at the mutual agreement of the Company and Consultant.  Consultant shall be entitled to compensation for consulting services provided through the day prior to the Commencement Date.  Following termination of the Consulting Agreement, Executive shall also receive the full amount of the cash bonus set forth in Exhibit A of the Consulting Agreement in relation to the period for which Consultant provided consulting services, which shall be paid within ten (10) business days of the Commencement Date.  Termination of the Consulting Agreement shall not entitle Executive or Consultant to any accelerated vesting with respect to any previously granted equity awards; provided that: (x) so long as Executive continues to provide services to the Company as a consultant or employee (and subject to any additional vesting pursuant to Section 4) (1) such previously granted awards shall continue to vest in accordance with their terms and (2) the unvested portion of the Performance-Based Option referred to in the Consulting Agreement shall vest on December 31, 2024; and (y) such previously granted equity awards shall be subject to the provisions of Section 4(b)(iii) hereof in connection with a termination of Executive’s employment as contemplated by such Section.  Consultant’s obligations under the Consulting Agreement shall survive such termination to the extent provided for in Section 3.7 of the Consulting Agreement.  As of the Commencement Date, Executive shall be employed at-will, meaning that subject to the provisions herein, either the Company or Executive may terminate Executive’s employment at any time for any legal reason.

(b)Notwithstanding, Executive’s employment hereunder shall automatically be terminated upon the first to occur of the following:

(i)Immediately upon Executive’s death;

(ii)By the Company, by written notice to Executive effective as of the date of such notice (or on such other date as specified in such notice):

(A)Following the Disability of Executive.  “Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.  Such incapacity shall be determined by a physician mutually selected by the Company and the Executive (or Executive’s legal representative) upon examination requested by the Company (to which Executive hereby agrees to submit).  Notwithstanding the above, Executive shall not be regarded as having a Disability (I) if Executive is able to perform the essential functions of Executive’s job with or without reasonable accommodation or (II) unless such Disability results in Executive being “Disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder.  (In this Agreement we refer to Section 409A of the Code and any guidance issued thereunder as “Section 409A.”)

(B)For Cause (as defined below); or

(C)Without Cause.

(iii) By Executive:

(A)At any time by written notice to the Company, effective thirty (30) days after the date of such notice, which notice period the Company may waive in whole or in part at its sole discretion; or

(B)By written notice to the Company for Good Reason (as defined below), effective on the date specified in such notice.

The period of Executive’s employment by the Company under this Agreement is referred to herein as the “Term.”

(c)Definition of “Cause”.  For purposes of this Agreement, “Cause” shall mean: (i) Executive’s conviction of or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony (ii) a good faith finding by the Company that any of the following have occurred:  the willful and continued failure by Executive to perform Executive’s material duties or responsibilities (other than such a failure as a result of Disability); (iii) any action or omission by Executive involving willful misconduct, gross negligence, or dishonesty with regard to the Company, ; (iv) Executive’s material breach of a fiduciary duty to the Company; or (v(D) Executive’s commission of an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company; (E) Executive’s failure or refusal to comply in any material respect with the Company’s material policies or procedures; or (F) the material breach by Executive of a material provision of this Agreement or any other agreement between Executive and the Company, provided that any breach of Executive’s obligations under the Restrictive Covenants Agreement (as defined below) or any other restrictive covenant agreement shall be deemed a material breach of a material provision of this Agreement that is not amenable to cure.  In respect of the events described in clauses (ii)and (v) above, the Company shall give Executive written notice of the failure of performance or breach, reasonable as to time, place and manner in the circumstances, and a 30-day opportunity to cure, provided that such failure of performance or breach is reasonably amenable to cure as determined by the Company in its reasonable discretion. If cured, such conduct shall no longer be deemed a basis for a termination of Executive for “Cause” unless Executive subsequently engages in such conduct.

(d)Definition of “Good Reason”.  For purposes of this Agreement, a “Good Reason” shall mean any of the following, unless (i) the basis for such Good Reason is cured within a reasonable period of time (determined in light of the cure appropriate to the basis of such Good Reason, but in no event less than thirty (30) days after the Company receives written notice (which must be received from Executive within thirty (30) days of the initial existence of the condition giving rise to such Good Reason) specifying the basis for such Good Reason or (ii) Executive has expressly consented in writing to the condition that would otherwise be a basis for Good Reason.  Further, Executive needs to resign within 30 days after the Company has failed to cure the Good Reason(s):

(i)A change required by the Company in the principal location at which Executive provides services to the Company to a location more than thirty (30) miles from such principal location (which change, the Company has reasonably determined as of the date hereof, would constitute a material change in the geographic location at which Executive provides services to the Company), provided that such a relocation shall not be deemed to occur under circumstances where Executive’s responsibilities require Executive to work at a location other than the principal location at which Executive provides services to the Company for a reasonable period of time;

(ii)A material (greater than 10%) reduction in Executive’s base salary;

(iii)A material breach of this Agreement, any material equity award agreement or other written compensation agreement by the Company which has not been cured within thirty (30) days after written notice thereof by Executive;

(iv)A material diminution in Executive’s duties, authority or responsibilities.

(e)Definition of “Corporate Change”.  For purposes of this Agreement, “Corporate Change” shall mean the occurrence of any of the following events:

(i)the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(e) the following acquisitions shall not constitute a Corporate Change: (A) any acquisition directly from the Company or (B) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of Section 2(e)(iii) of this definition;

(ii)a change in the composition of the Company’s Board of Directors (the “Board”) that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of hereof or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent more than 50% of the then-outstanding shares of common stock or other common equity and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors or other governing body, respectively, of the resulting or acquiring entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Acquiring Entity”) and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Entity) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Entity, or of the combined voting power of the then-outstanding securities of such entity entitled to vote generally in the election of directors or other governing body (except to the extent that such ownership existed prior to the Business Combination).

Notwithstanding the foregoing, a “Corporate Change” shall not occur as a result of a Business Combination after which a majority of the Board of the Acquiring Entity consists of persons who were directors of the Company immediately prior to the Business Combination.  For any payments or benefits hereunder (including pursuant to Section 4(b) hereof) or pursuant to any other agreement between the Company and Executive, in either case that are subject to Section 409A, the Corporate Change must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(f)Resignation from Other Positions.  If, as of the date that Executive’s employment terminates for any reason, Executive is a member of the Board (or the board of directors of any entity affiliated with the Company), or holds any other offices or positions with the Company (or any entity affiliated with the Company), Executive shall, unless otherwise requested by the Company, immediately relinquish and/or resign from any such board memberships, offices and positions as of the date Executive’s employment terminates.  Executive agrees to execute such documents and take such other actions as the Company may request to reflect such relinquishments and/or resignation(s).

3.Compensation.

(a)Base Salary.  Executive’s initial base salary during the Term shall be at the rate of $550,000 per year.  Executive’s base salary shall be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time, less any amounts required to be withheld under applicable law.  The base salary will be subject to adjustment from time to time in the sole discretion of the Company.

(b)Bonus.    In addition to the base salary, the Company may pay Executive an annual bonus (the “Bonus”) as determined by the Board, solely in its discretion (it being understood that Executive’s target annual bonus shall be 50% of Executive’s base salary in effect for such year but may be higher or lower in any year in the Board’s discretion).  Subject to the Board’s discretion, Executive will be eligible to receive a bonus award for fiscal year 2024 (prorated based on the Commencement Date and actual salary paid for 2024).  The Board’s decision to issue a Bonus to Executive in any particular year shall have no effect on the absolute discretion of the Board to grant or not to grant a Bonus in subsequent years.  Except as provided herein, Executive must be an active employee of the Company as of December 31 of the relevant calendar year in order to be eligible for and to earn any Bonus for that year.  Any Bonus for a particular year shall be paid or provided to Executive in a lump sum no later than March 15th of the calendar year following the calendar year in which the Bonus was approved by the Board and earned.

(c)Equity.  The Company agrees that the Company shall grant to Executive, under the Company’s 2021 Stock Incentive Plan, as amended (the “Plan”), (i) stock options to purchase 316,000 shares of the Company’s common stock (the “Options”) and (ii) a restricted stock unit award with respect to 200,000 shares of the Company’s common stock (the “RSUs”).  The Options will have an exercise price per share equal to the last reported sale price per share of the common stock on the Nasdaq stock exchange on the effective date of grant of the Options, will be incentive stock options to the fullest extent permissible under applicable federal tax laws for United States tax purposes, will vest as to 25% of the underlying shares on the first anniversary of the Commencement Date and with respect to the balance of the underlying shares in 36 equal monthly installments thereafter and will otherwise be subject to the terms and conditions of a stock option agreement and the Plan.  The RSUs will vest in equal annual installments beginning on the first anniversary of the Commencement Date and ending on the third anniversary of the Commencement Date and will otherwise be subject to the terms and conditions of an RSU agreement and the Plan.  Further, following the end of each fiscal year during the Term beginning with 2025, and subject to the approval of the Board, Executive may be eligible for an equity award or awards, which will be based on both individual and corporate performance during the applicable fiscal year and such other factors as may be determined by the Board, in its sole discretion, and will be made under such terms and in such amounts as may be determined by the Board, in its sole discretion. In any event, Executive must be an active employee of the Company (and having neither received, nor been provided with, notice of termination) on the date the equity award is granted in order to be eligible to receive a grant, as the grant also serves as an incentive to remain employed by the Company.

(d)Vacation.  Executive shall be eligible to take up to 20 days of paid vacation during each year of the Term, subject to the accrual described in the following sentence, to be taken at such time or times as shall be mutually convenient and consistent with Executive’s duties and obligations to the Company.  The number of vacation days for which Executive is eligible shall accrue at the rate of 1.67 days per month.  Vacation is at all times subject to the Company’s Time-Off Policy, which the Company may change periodically in its sole discretion.

(e)Fringe Benefits.  Executive shall be entitled to participate in any employee benefit plans that the Company makes available to its executives (including, without limitation, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”).  These Fringe Benefits may be discontinued, modified or changed from time to time at the sole discretion of the Company, provided that, Executive shall be treated no less favorably than other Company senior executives.  Where a particular Fringe Benefit is subject to a formal plan (for example, medical or life insurance), eligibility to participate in and receive any particular Fringe Benefit is governed solely by the applicable plan document, and eligibility to participate in such plan(s) may be dependent upon, among other things, a physical examination, subject to applicable law.

(f)Reimbursement of Expenses / Legal Fees.  Executive shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by Executive in furtherance of the Company’s business in accordance with its policies for senior executives, subject to Section 4(d)(v).  The Company shall reimburse Executive for legal fees incurred by Executive in the review and/or negotiation of this Agreement, up to a maximum of $5,000.

(g)Clawback Policy.  Executive agrees to be subject to, and bound by, the terms and conditions of the Company’s Clawback Policy (as it may be amended, restated, supplemented, or otherwise modified from time to time, the “Policy”), a copy of which has been made available to Executive.  In the event it is determined in accordance with the Policy that any compensation or compensatory award granted, earned or paid to Executive must be forfeited or reimbursed to the

Company, Executive will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by the Company.

4.Severance Compensation.

(a)In the event of any termination of Executive’s employment for any reason, the Company shall pay Executive (or Executive’s estate or beneficiaries, if applicable) (i) such portion of Executive’s base salary as have accrued prior to such termination and have not yet been paid, (ii) any amounts for accrued unused vacation days (as provided above), (iii) any amounts for expense reimbursement which have been properly incurred or the Company has become obligated to pay prior to termination and have not been paid as of the date of such termination, (iv) the amount of any Bonus previously approved by the Board for payment to Executive but not yet paid, which amount shall not include any pro rata portion of any Bonus which would have been earned if such termination had not occurred and (v) any vested or accrued benefits under the Company’s employee benefits plans (the “Accrued Obligations”). Such Accrued Obligations shall be paid as follows: (A) for (i) and (ii), the earlier of the next payroll date of the Company following the date of termination and such date as is required by law, (B) for (iv), when Bonuses are paid to other senior executive officers of the Company, (C) for (iii), under the Company’s expense reimbursement policy and (D) for (v), under the terms of the applicable employee benefit plans of the Company.

(b)In the event that Executive’s employment hereunder is terminated (i) by Executive for Good Reason, or (ii) by the Company without Cause, the Company shall pay to Executive the Accrued Obligations and shall make the severance payments and provide the benefits described below; provided that receipt of any such severance payments and benefits (other than the Accrued Obligations) shall be dependent upon Executive’s execution and, to the extent applicable, non-revocation of a separation and general release of claims agreement in substantially the form attached hereto as Exhibit A (which may be revised by the Company in accordance with the footnotes therein) (the “Release”), provided to Executive in connection with Executive’s termination.  The Release must be signed and any applicable revocation period with respect thereto must have expired by the sixtieth (60th) day following Executive’s termination of employment, or such earlier date as determined by the Company. The severance payments and benefits shall be paid or commence, as applicable, on the first payroll period following the date of the Executive’s termination and an effective Release (the “Payment Date”).  Notwithstanding the foregoing, if the 60th day following Executive’s termination occurs in the calendar year following the date on which Executive’s employment terminates, the Payment Date shall be no earlier than January 1 of such subsequent calendar year, but in any event on the first payroll date following the date of Executive’s termination and an effective Release in such subsequent calendar year.

(i)If Executive’s termination occurs outside the period commencing on the date ninety (90) days prior to the closing of a Corporate Change and ending twelve (12) months following a Corporate Change (the “Protected Period”), the Company shall continue to pay Executive’s highest base salary for the past two years for twelve (12)

months following Executive’s termination of employment in accordance with the Company’s payroll practice, beginning on the Payment Date; provided, that the first installment will include all amounts that otherwise would have been paid to Executive from the date Executive’s employment terminates through the Payment Date had the Release become effective on the date of termination.  If Executive’s termination of employment occurs during the Protected Period, then, in lieu of the foregoing, the Company shall pay Executive eighteen (18) months of Executive’s base salary in a lump sum on the Payment Date.

(ii)Only if the termination occurs during the Protected Period, the Company shall also pay Executive an amount equal to one and one-half times Executive’s target annual bonus, described in Section 3(b) hereof, for the year in which the termination of employment occurs, which total amount shall be payable in a lump sum on the Payment Date.

(iii) Only if the termination occurs during the Protected Period, one hundred percent (100%) of Executive’s then outstanding unvested time-based equity awards granted by the Company shall vest immediately upon the Payment Date.  For the avoidance of doubt, any equity awards that vest based on the achievement of performance metrics shall be governed by the terms of the applicable award agreement and shall not be entitled to accelerated vesting pursuant to the previous sentence.

(iv)Should Executive timely elect and be eligible to continue receiving group medical coverage pursuant to the law known as COBRA, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, as well as any administrative fee, for twelve (12) months following Executive’s termination of employment (or, if the termination occurs during the Protected Period, for eighteen (18) months following such termination of employment), subject to applicable law and the terms of the respective policies; provided that the Company’s obligation to provide the premium payments contemplated herein shall terminate upon Executive’s becoming eligible for coverage under the medical benefits program of a subsequent employer.  The foregoing shall not be construed to extend any period of continuation coverage (e.g., COBRA) required by Federal law.

(c)In the event that Executive’s employment hereunder is terminated (i) by Executive for other than a Good Reason, or (ii) by the Company for Cause, or (iii) as a result of Executive’s death or Disability, then the Company will pay to Executive the Accrued Obligations. The Company shall have no obligation to pay Executive (or Executive’s estate) any other compensation or provide any other benefit(s) following such termination except as provided in Section 4(a).

(d)In no event shall Executive be obligated to seek or obtain other employment after the date of termination, or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this

Agreement, and such amounts shall not be reduced, whether or not Executive obtains other employment, except as provided in Section 4(b)(iv).

(e)Compliance with Section 409A.  Subject to the provisions in this Section 4(d), any severance payments or benefits under this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of Executive’s employment.  The following rules shall apply with respect to the distribution of the severance payments and benefits, if any, to be provided to Executive under this Agreement:

(i)It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(iii)If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

(A)Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and such payments and benefits shall be paid or provided on the dates and terms set forth in this Agreement; and

(B)Each installment of the severance payments and benefits due under this Agreement that is not described in Section 4(d)(iii)(A) above and that would, absent this subsection (B), be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

(iv) The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 4(d)(iv), “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(v)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(vi) The parties intend that the payments and benefits under this Agreement shall be exempt from or shall comply with Section 409A and this Agreement shall be interpreted consistent with such intent. Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

(f)Modified Section 280G Cutback.

(i)Notwithstanding any other provision of this Agreement, except as set forth in Section 4(e)(ii), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to Executive a portion of any “Contingent Compensation Payments” (as defined below) that Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for Executive.  For purposes of this Section 4(e), the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(ii)Notwithstanding the provisions of Section 4(e)(i), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by Executive if the Eliminated Payments (determined without regard to this sentence) were paid to Executive (including federal and state income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes).  The override of such reduction in Contingent Compensation Payments pursuant to this Section 4(e)(ii) shall be referred to as a “Section 4(e)(ii) Override.”  For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(iii) For purposes of this Section 4(e) the following terms shall have the following respective meanings:

(A)“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(B)“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(iv) Any payments or other benefits otherwise due to Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4(e)(iv).  Within 30 days after each date on which Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 4(e)(ii) Override is applicable.  Within 30 days after delivery of such notice to Executive, Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that Executive disagrees with such determination, in which case Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 4(e)(ii) Override is applicable.

In the event that Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final.  If Executive states in the Executive Response that Executive agrees with the Company’s determination, the Company shall make the Potential Payments to Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  If Executive states in the Executive Response that Executive disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, Executive and the Company shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the greater Boston, Massachusetts area, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall, within three business days following delivery to the Company of the Executive Response, make to Executive those Potential Payments as to which there is no dispute between the Company and Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.

(v)The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payments with a lower Contingent Compensation Payment Ratio.  The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by Executive in respect of the applicable Contingent Compensation Payment.  For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c)).

(vi) The provisions of this Section 4(f) are intended to apply to any and all payments or benefits available to Executive under this Agreement or any other agreement or plan of the Company under which Executive receives Contingent Compensation Payments.

5.Proprietary Rights, Inventions, Non-Competition and Non-Solicitation Agreement.  Executive acknowledges and agrees that Executive must, as a condition of Executive’s employment, execute on, but not before, the Commencement Date, the Proprietary Rights, Inventions, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit B (the “Restrictive Covenants Agreement”) indicating Executive’s agreement to all of Executive’s obligations thereunder. Executive further acknowledges that the Executive’s receipt of the equity award as set forth in Section 3(c) above and eligibility for the severance benefits set forth in Section 4(b) above is contingent on Executive’s agreement to the post-employment non-competition provisions set forth in the Restrictive Covenants Agreement.  Executive further acknowledges that such consideration was mutually agreed upon by Executive and the Company and is fair and reasonable in exchange for Executive’s compliance with such non-competition obligations.  Executive further represents that Executive is not under any obligation to any former employer or any other person or entity which would or does prevent, limit, or impair in any way the performance by Executive of Executive’s duties pursuant to this Agreement.

6.Records.  As soon as practicable following termination of Executive’s relationship with the Company, Executive shall deliver to the Company any property of the Company which may be in Executive’s possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

7.No Conflicting Agreements.  Executive hereby represents and warrants that Executive has no commitments or obligations inconsistent with this Agreement.

8.Conditions to Employment.   Notwithstanding anything to the contrary contained herein, this Agreement and Executive’s employment hereunder is subject to and conditioned on satisfactory background checks.  Executive shall, prior to commencing employment and from time to time during employment as determined by the Company in its sole discretion, be available for and cooperate with the Company in obtaining background and reference checks on Executive, including providing any and all consents necessary to the accomplishment of the foregoing. Executive’s employment is also conditioned on Executive’s provision of proof of Executive’s identity and right to work in the United States, as required by federal law.

9.General.

(a)Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address as follows:

If to the Company:	Ocular Therapeutix, Inc. 15 Crosby Drive Bedford, MA 01730 USA

Attention: Chief Operating Officer
Telephone: (781) 357-4000

With an email copy to:

VP, Human Resources: hr@ocutx.com

VP, Law Department: law@ocutx.com

If to Executive:	Namrata Saroj

300 East 59th Street, #3401

New York, NY 10022

USA
(or last known address on file with the Company)

or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

(b)Entire Agreement.  This Agreement, together with any referenced agreements incorporated herein, including the Restrictive Covenants Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e)Assignment.  The Company shall assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved.  Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company. Any amounts otherwise due to Executive (or her beneficiaries) following Executive’s death shall be paid to such beneficiaries or Executive’s estate.

(f)Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.  Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(g)Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Massachusetts , without giving effect to the conflict of law principles thereof.

(h)Jurisdiction and Service of Process.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 9(a) hereof.

(i)Severability.  The parties intend this Agreement to be enforced as written.  However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and Executive agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(j)Headings and Captions; Interpretation.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(k)No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(l)Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(m)Survival.  The provisions of Sections 4, 6, and 9 shall survive the termination of this Agreement and Executive’s employment hereunder in accordance with their terms.  For the avoidance of doubt, the Restrictive Covenants Agreement shall also survive the termination of this Agreement and Executive’s employment hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Ocular Therapeutix, Inc.

/s/ Pravin U. Dugel, MD
Name:	Pravin U. Dugel, MD
Title:	Executive Chairman, President and Chief Executive Officer

Agreed and Accepted

/s/ Namrata Saroj
Namrata Saroj, for herself, and for purposes of Section 2(a) hereof, on behalf of Consultant

EXHIBIT A TO EMPLOYMENT AGREEMENT1

VIA [HAND DELIVERY/ELECTRONIC MAIL]

[Insert Date]

[Insert Employee Name]

[Insert Employee Address]

Dear [Insert Employee Name]:

As we discussed, your employment with Ocular Therapeutics, Inc. (the “Company”) [is ending][has ended] effective [insert separation date] (the “Separation Date”).  As we also discussed, you will be eligible to receive the severance benefits described in Section 4(b) of the Employment Agreement dated [insert date] between you and the Company to which this letter agreement is attached as Exhibit A (the “Employment Agreement”), and referenced in paragraph 1 below, if you sign and return this letter agreement to me on or before [Insert Return Date2][, but no earlier than the Separation Date,] and do not revoke your agreement (as described below).  By signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2.  Therefore, you are advised to consult with an attorney before signing this letter agreement [and you have been given at least [twenty-one (21)][forty-five (45) 3] days to do so].  If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) business day period after you have signed it (the “Revocation Period”) by notifying [me] in writing.  If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

Although your receipt of the severance benefits is expressly conditioned on your entering into this letter agreement, the following will apply regardless of whether or not you do so:

●	As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.
●	You will receive payment for your final wages and any unused vacation time accrued through the Separation Date.

[1]

Note: You agree that the Company may revise this release in its sole discretion to reflect changes in law, additional statutes or claims, benefits, or your circumstances, so that the Company receives the benefit of the most complete release of claims that is legally permissible (without releasing your right to receive the severance benefits set forth in the Employment Agreement), and that the Company may also change the timing, if required, to obtain such release.  This footnote and the other footnotes herein are part of the form of release and are to be removed only when the Company finalizes the letter agreement for execution.

[2]	Note: The Company may designate a period of up to 60 days in its sole discretion.
[3]

Note: The timing depends on your age at separation from employment, and whether the termination involves a group of employees.  The period may be reduced if you are under age 40 at the time of termination, and the revocation language would be deleted.

●	You may, if eligible and at your own cost, elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits.
●	You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 4(c) below. Further, you remain subject to your continuing obligations to the Company as set forth in the Proprietary Rights, Inventions, Non-Competition and Non-Solicitation Agreement attached to the Employment Agreement as Exhibit B (the “Restrictive Covenants Agreement”), which remains in full force and effect.
●	You must return to the Company no later than the Separation Date all Company property.

If you elect to timely sign and return this letter agreement and do not revoke your acceptance within the Revocation Period, the following terms and conditions will also apply:

1.Severance Benefits –The Company will provide you with the pay and benefits set forth in Section 4(b) of the Employment Agreement (the “severance benefits”), in accordance with and subject to the terms thereof.  You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this paragraph or otherwise excluded from the Release of Claims in Section 2 of this letter agreement.

2.Release of Claims – In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., [the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.], the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security

Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all claims arising out of the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York Civil Rights Law, N.Y. Civ. Rights Law § 1 et seq., N.Y. Civ. Rights Law § 47-a (New York disability discrimination law), N.Y. Civ. Rights Law § 48 et seq.(New York genetic disorder discrimination law), N.Y. Lab. Law § 201-c (New York adoption leave law), N.Y. Lab. Law § 206-b (New York maternity leave law), N.Y. Lab. Law §§ 202-a, 202-b, 202-j et seq. (New York organ, bone marrow, and blood donation leave law), N.Y. Lab. Law § 190 et seq. (New York wage payment laws), N.Y. Lab. Law § 194 (New York equal pay law), The New York Minimum Wage Act, N.Y. Lab. Law § 650 et seq., N.Y. Workers’ Comp. Law, § 200 et seq. (New York disability benefits law and paid family leave benefits law), N.Y. Lab. Law § 740 (New York whistleblower protection law), the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq., and the New York City Earned Sick Time Act, N.Y.C. Admin. Code § 20-911 et seq., all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.  Notwithstanding the foregoing, nothing in this release of claims or in this letter agreement shall be deemed to prohibit you from filing a charge with, or participating in any investigation or proceeding before, any local, state or federal government agency, including, without limitation, the EEOC or a state or local fair employment practices agency. You retain the right to participate in any such action but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency, including any payment, benefit, or attorneys’ fees, and hereby waive any right or claim to any such relief; provided, however, that nothing herein shall bar or impede in any way your ability to seek or receive any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with protected whistleblower activity.  Further, nothing in this release of claims or in this letter agreement shall deprive you of any rights you may have to be indemnified by the Company pursuant to the Company’s Articles of Incorporation or By-Laws or any existing written indemnification agreement between you and the Company.  Notwithstanding anything in this Section 2 to the contrary, nothing herein is intended to, nor shall if be interpreted to waive or release: (I) the rights and obligations of the parties set forth in section 1 with respect to severance benefits; (II) any rights or claims that arise after the date Executive signs this letter agreement; (III) any vested rights, vested equity interests, or vested benefits of Executive (including but not limited to those benefits or rights under the terms of any retirement plan or in connection with Executive’s stock options or restricted stock units or other equity or equity-based interests).

3.Continuing Obligations – You acknowledge and reaffirm your confidentiality and non-disclosure obligations discussed above in this letter agreement, as well as any applicable continuing obligations set forth in the Restrictive Covenants Agreement, which survive your separation from employment with the Company. In addition, as an express condition of your receipt of the severance benefits, you agree that, for a period of one (1) year following the Separation Date, you will not, in the Applicable Territory (as defined below), directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company, engage or assist others in engaging in any business or enterprise that is competitive with the Company’s business in the Restricted Space (as defined below), including but not limited to any business or enterprise that researches, develops, manufactures, markets, licenses, sells or provides any product or service that competes with or is intended to compete with any product or service researched, developed, manufactured, marketed, licensed, sold or provided, or actively being planned to be researched, developed, manufactured, marketed, licensed, sold or provided by the Company in the Restricted Space (a “Competitive Company”), if you would be performing job duties or services for the Competitive Company that are of a similar type that you performed for the Company at any time during the last two (2) years of your employment. As a senior leader for the Company, you acknowledge and agree that, in the performance of your duties for the Company (including without limitation, assisting the Company with its overall business strategy), you were involved in all aspects of the Company’s business and operations. Accordingly, you acknowledge and agree that undertaking any leadership role in a Competitive Company would constitute performing job duties or services of a similar type that you performed for the Company. For purposes of this paragraph 3, “Applicable Territory” shall mean the geographic areas in which you provided services or had a material presence or influence at any time during your last two (2) years of your employment and, as a senior leader for the Company, you acknowledge that your duties and responsibilities required you to have a material presence and/or influence anywhere that the Company does business.  Further, “Restricted Space” shall be defined as involving (1) any tyrosine kinase inhibitor, and related to retinal disease, and/or (2) any travoprost formulation, including any salt, ester or polymorph of travoprost, and related to the treatment of glaucoma.  Notwithstanding the foregoing, this paragraph 3 shall not preclude you from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional Competitive Company (a “Division”) if: (i) the Division by which you are employed, or to which the you provide services, is not competitive with the Company’s business (within the meaning of this paragraph 3), and (ii) you do not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional Competitive Company that is competitive with the Company’s business (within the meaning of this paragraph 3). If any restriction set forth in this paragraph is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If you violate the non-competition provisions set forth in this paragraph, you shall continue to be bound by such restrictions set forth in this paragraph until a period of one (1) year has expired without any violation of such provisions.

4.Disclosures –

a.  Non-Disparagement – Except for Permitted Disclosures, you agree not to, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client, or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the business affairs, business prospects, or financial condition of the Company or any of the other Released Parties. The Company agrees not to make any official statements which are disparaging, derogatory or defamatory about you and shall instruct its senior executives and board of directors not to make any disparaging, derogatory or defamatory statements about you.

b.  Confidentiality – Except for Permitted Disclosures or otherwise allowed under applicable law, you agree to maintain as confidential and not to disclose the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement.

c.  Permitted Disclosures – Nothing in this letter agreement, including paragraphs 3, 4(a), and 4(b) above, or any confidentiality requirements in the Restrictive Covenants Agreement, prohibits you from (i) communicating with or voluntarily providing information you believe indicates possible or actual violations of the law to local, state or federal government agencies (including but not limited to the Securities & Exchange Commission), any legislative body, law enforcement, or self-regulatory organizations, and/or (ii) making disclosures or communications to engage in protected, concerted activity or to otherwise exercise rights under Section 7 of the National Labor Relations Act.  You are not required to notify the Company of any such communications.  Further, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”  All disclosures permitted by this paragraph 4(c) are collectively referred to in this letter agreement as “Permitted Disclosures.”

5.Company Affiliation – You agree that, following the Separation Date, you will not hold yourself out as an officer, employee, or otherwise as a representative of the Company, and you agree to update any directory information that indicates you are currently affiliated with the Company.  Without limiting the foregoing, you confirm that, within five (5) days following the Separation Date, you will update any and all social media accounts (including, without limitation, LinkedIn, Facebook, Twitter and Four Square) to reflect that you are no longer employed by or associated with the Company.

6.Return of Company Property – You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact, and have otherwise not destroyed, deleted, or made inaccessible to the Company, all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

7.Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation, benefit or consideration is owed to you except as provided herein.

8.Cooperation – You agree that, to the extent permitted by law, you shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company.  You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company. The Company agrees to reimburse you for reasonable and documented out-of-pocket travel and lodging expenses incurred by you in fulfilling your obligations under this Section 8.

9.Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.  No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10.Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

11.Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

12.Acknowledgments4  – You acknowledge that you have been given [a reasonable amount of time][at least twenty-one (21)/forty-five (45) days] to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement.  You understand that you may revoke this letter agreement for a period of seven (7) business days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) business day revocation period.  [You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.]

13.[Eligibility for Severance Program5 – Attached to this letter agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the program of severance benefits which the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job titles and ages of all individuals eligible or selected for such severance benefit program, and the job titles and ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program.]

14.Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter

[4]	Note: Bracketed text depends on age at time of termination.
[5]	Note: Inclusion of paragraph and referenced attachment depends on age at time of termination and whether termination involves a group of employees.

agreement.  You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

15.Applicable Law; Equitable Remedies – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.  Further, you acknowledge that the restrictions referenced and contained in Sections 3 and 4 of this letter agreement are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose.  You agree that any breach or threatened breach of such provisions is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond, and the right to specific performance of such provisions, and you hereby waive the adequacy of a remedy at law as a defense to such relief.  You further hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement.

16.Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.  Notwithstanding the foregoing, if any of the restrictions contained in paragraph 3 above conflict with the restrictions contained in any other restrictive covenant agreement executed by you, such conflict will be resolved in the manner most protective of the Company.

17.Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law.  You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits.

[Remainder of Page Intentionally Left Blank]

If you have any questions about the matters covered in this letter agreement, please call me at [insert phone number].

Very truly yours,

By:
[Insert Name]
[Insert Title]

I hereby agree to the terms and conditions set forth above.  I have been given [a reasonable amount of time][at least twenty-one (21)/forty-five (45) days]6 to consider this letter agreement, and I have chosen to execute this on the date below.  I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) business days.

Namrata Saroj	Date

To be returned in a timely manner as set forth on the first page of this letter agreement, but not to be signed before the close of business on your last day of employment.

6 Note: The timing depends on your age at separation from employment, and whether the termination involves a group of employees.

Exhibit B

FORM OF AGREEMENT – Execution version to be provided on commencement date proprietary rights, INVENTIONS, Non-Competition,

and Non-Solicitation Agreement

This Proprietary Rights, Inventions, Non-Competition, and Non-Solicitation Agreement (the “Agreement”) is made by and between Ocular Therapeutix, Inc. (the “Company”) and Namrata Saroj (the “Executive”).

For good consideration, including, without limitation, the continued employment of the Executive by the Company and, with respect to the non-competition restrictions, the additional consideration set forth in Section 3(c) below, the Executive and the Company agree as follows:

1.Proprietary and Confidential Information.

(a)The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs, whether disclosed to or otherwise learned by the Executive prior to or following the date of this Agreement (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include discoveries, ideas, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, recipes, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, and pricing methods), personnel data obtained pursuant to the Executive’s duties and responsibilities, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.  Except as otherwise permitted by Section 7 below, the Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the Executive’s duties as an employee of the Company) without written approval by an officer of the Company, either during or after the Executive’s employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive.  While employed by the Company, the Executive will use the Executive’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b)The Executive agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Executive or others, which come into the Executive’s custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of the Executive’s duties for the Company and shall not be copied or removed from the Company’s premises except in the pursuit of the business of the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the

Company, upon the earlier of (i) a request by the Company or (ii) termination of the Executive’s employment for any reason.  The Executive shall not retain any such materials or copies thereof or any such tangible property.

(c)The Executive agrees that the Executive’s obligation not to disclose or to use information and materials of the types set forth in Sections 1(a) and 1(b) above, and the Executive’s obligation to return materials and tangible property, set forth in Section 1(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company’s business.

2.Developments.

(a)The Executive has attached hereto, as Attachment 1, a list describing all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which were created, made, conceived or reduced to practice by the Executive prior to the Executive’s employment by the Company and which are owned by the Executive, which relate directly or indirectly to the current or anticipated future business of the Company, and which are not assigned to the Company hereunder (collectively, “Prior Developments”); or, if no such list is attached, the Executive represents that there are no Prior Developments.  The Executive agrees not to incorporate any Prior Developments into any Company product, material, process or service without prior written consent of an officer of the Company.  If the Executive does incorporate any Prior Development into any Company product, material, process or service, the Executive hereby grants to the Company a non-exclusive, worldwide, perpetual, transferable, irrevocable, royalty-free, fully-paid right and license to make, have made, use, offer for sale, sell, import, reproduce, modify, prepare derivative works, display, perform, transmit, distribute and otherwise exploit such Prior Development and to practice any method related thereto.

(b)The Executive will make full and prompt disclosure to the Company of all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under the Executive’s direction or jointly with others during the Executive’s employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).  The Executive acknowledges that each original work of authorship which is made by the Executive (solely or jointly with others) within the scope of and during the period of the Executive’s employment with the Company and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Executive’s right, title and interest in and to all Developments (other than Prior Developments listed on Attachment 1, if any) and all related patents, patent applications, copyrights and copyright applications.  However, this Section 2(b) shall not apply to Developments that the Executive develops entirely on the Executive’s own time, and without using the Company’s equipment, supplies, facilities or information, including any trade secret information, except for those Developments that (A) relate to the Company’s business or actual or demonstrably anticipated research or development; or (B) result from any work performed by the Executive on behalf of the Company.  The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  The Executive also hereby waives all claims to moral rights in any Developments.

(c)The Executive agrees to cooperate fully with the Company, both during and after the Executive’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.  The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as the Executive’s agent and attorney-in-fact to execute any such papers on the Executive’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

3.Non-Competition.

(a)During the Restricted Period (as defined below), the Executive will not, in the Applicable Territory (as defined below), directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company, engage or assist others in engaging in any business or enterprise that is competitive with the Company’s business in the Restricted Space (as defined below), including but not limited to any business or enterprise that researches, develops, manufactures, markets, licenses, sells or provides any product or service that competes with or is intended to compete with any product or service researched, developed, manufactured, marketed, licensed, sold or provided, or actively being planned to be researched, developed, manufactured, marketed, licensed, sold or provided by the Company in the Restricted Space (a “Competitive Company”), if the Executive would be performing job duties or services for the Competitive Company that are of a similar type that the Executive performed for the Company at any time during the last two (2) years of the Executive’s employment. As a senior leader for the Company, the Executive acknowledges and agrees that, in the performance of the Executive’s duties for the Company (including without limitation, assisting the Company with its overall business strategy), the Executive will be involved in all aspects of the Company’s business and operations. Accordingly, the Executive acknowledges and agrees that undertaking any leadership role in a Competitive Company would constitute performing job duties or services of a similar type that the Executive performed for the Company. Notwithstanding the foregoing, this Section 3(a) shall not preclude the Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional Competitive Company (a “Division”) if: (i) the Division by which the Executive is employed, or to which the Executive provides services, is not competitive with the Company’s business (within the meaning of this Section 3(a)), and (ii) the Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional Competitive Company that is competitive with the Company’s business (within the meaning of this Section 3(a)).

(b)Certain Definitions. Solely for purposes of this Section 3:

i.the “Restricted Period” shall include the duration of the Executive’s employment with the Company and the twelve (12) month period thereafter; provided, however, that the Restricted Period shall automatically be extended to two (2) years following the cessation of the Executive’s employment if the Executive breaches a fiduciary duty to the Company or the Executive unlawfully takes, physically or electronically, any property belonging to the Company.  Notwithstanding the foregoing, the Restricted Period shall end immediately upon the Executive’s last day of employment with the Company if: (x) the Company terminates the Executive’s employment other than for Cause (as defined in Section 3(b)(iii) below); or (y) the Company notifies the Executive in writing that it is waiving the post-employment restrictions set forth in this Section 3 (such notice to be provided no later than the Executive’s last day of employment or by the seventh (7th) business day following the Executive’s notice of resignation, if later).

ii. “Applicable Territory” shall mean the geographic areas in which the Executive provided services or had a material presence or influence at any time during the Executive’s last two (2) years of employment.  As a senior leader for the Company, the Executive acknowledges that the Executive’s duties and responsibilities require the Executive to have a material presence and/or influence anywhere that the Company does business.

iii.the “Restricted Space” shall be defined as involving (1) any tyrosine kinase inhibitor, and related to retinal disease, and/or (2) any travoprost formulation, including any salt, ester or polymorph of travoprost, and related to the treatment of glaucoma.

iv.“Cause” shall mean any of: (a) the Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude, or any felony; or (b) a good faith finding by the Company in its sole discretion that the Executive has (i) engaged in dishonesty, misconduct or gross negligence; (ii) committed an act that injures or would reasonably be expected to injure the reputation, business or business relationships of the Company; (iii) breached the terms of this Agreement or any other restrictive covenant or confidentiality agreement with or policy of the Company; (iv) failed or refused to comply with any of the Company’s policies or procedures; or (v) failed to perform the Executive’s duties and/or responsibilities to the Company’s satisfaction.

(c)Additional Consideration for Non-Competition Restrictions.  In exchange for the Executive’s agreement to abide by the restrictions set forth in this Section 3, and as more fully set forth in the Employment Agreement to which this Agreement is attached as Exhibit A (the “Employment Agreement”) the Company, subject to approval of its Board of Directors where applicable, will provide the Executive with the equity grant set forth in Section 3(c) of the Employment Agreement and provide the Executive with eligibility for the severance benefits set forth in Section 4(b) of the Employment Agreement.  The Executive understands and agrees that this consideration has been mutually agreed upon by the Company and the Executive, is fair and reasonable, and is sufficient consideration in exchange for the restrictions set forth in this Section 3.

4.Non-Solicitation.

(a)While the Executive is employed by the Company and for a period of twelve (12) months after the termination or cessation of such employment for any reason, except in the performance of the Executive’s duties for the Company, the Executive will not directly or indirectly:

(i)initiate contact with (including without limitation phone calls), or in any manner solicit, directly or indirectly, any customers, business development partners, licensors, licensees, or creditors (including institutional lenders, bonding companies and trade creditors) of the Company in an attempt to induce or motivate them either to discontinue or modify their then prevailing or future relationship with the Company or to transfer any of their business with the Company to any person or entity other than the Company; or

(ii)initiate contact with, or in any manner solicit, directly or indirectly, any supplier of goods, services or materials to the Company in an attempt to induce or motivate them either to discontinue or modify their then prevailing or future relationship with the Company or to supply the same or similar inventory, goods, services or materials (except generally available inventory, goods, services or materials) to any person or entity other than the Company; or

(iii)directly or indirectly recruit, solicit or otherwise induce or influence any employee or independent contractor of the Company to discontinue or modify his or her employment or engagement with the Company, or employ or contract with any such employee or contractor for the provision of services.

(b)If the Executive violates the provisions of any of the preceding paragraphs of this Section 4, the Executive shall continue to be bound by the restrictions set forth in such paragraph until a period of twelve (12) months has expired without any violation of such provisions.  Further, the twelve (12) month post-employment restrictions set forth in this Section 4 shall be extended to two (2) years if the Executive breaches a fiduciary duty to the Company or unlawfully takes, physically or electronically, any property belonging to the Company.  Nothing herein prevents the Executive from notifying the general public of any new employment.  The term “customer” or “customers” shall include any person or entity (a) that is a current customer of the Company, (b) that was a customer of the Company at any time during the preceding twenty-four (24) months or (c) to Executive’s knowledge, to which the Company made a written presentation for the solicitation of business at any time during the preceding twenty-four (24) months.

5.Notice of New Business Activities.

The Executive agrees that during any period of time when the Executive is subject to restrictions pursuant to either Section 3 or Section 4 above, the Executive will notify any prospective employer or business associate of the terms and existence of this Agreement and the Executive’s continuing obligations to the Company hereunder.  The Executive further agrees, during such period, to give notice to the Company of each new business activity the Executive plans to undertake, at least five (5) business days prior to beginning any such activity.  The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name or title of the Executive’s business relationship or position with the Entity.  The Executive also agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with the Executive’s obligations under this Agreement.  The Executive hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Executive’s future employers or prospective business associates, of the terms and existence of this Agreement and the Executive’s continuing obligations to the Company hereunder.

6.Other Agreements.

The Executive hereby represents that, except as the Executive has disclosed in writing to the Company on Attachment 1, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting the employees or contractors, or actual or prospective customers, clients or suppliers, of such previous employer or any other party.  The Executive further represents that the Executive’s performance of all the terms of this Agreement and the performance of the Executive’s duties as an employee of the Company does not and will not conflict with or breach any agreement with any previous employer or any other party (including, without limitation, any non-competition agreement or agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company), and that the Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

7.Permitted Disclosures.

Nothing in this Agreement or elsewhere prohibits the Executive from (i) filing a complaint with, communicating with, or otherwise voluntarily providing information the Executive believes indicates possible or actual violations of the law to, local, state or federal government agencies, any legislative body, law enforcement, or any self-regulatory organization (including but not limited to the Securities and Exchange Commission), or from making any other disclosures that are statutorily protected by the law of the state in which the Executive resides, and/or (ii) making disclosures or communications to engage in protected, concerted activity or to otherwise exercise rights under Section 7 of the National Labor Relations Act.  The Executive is not required to notify the Company of any such communications. Further, notwithstanding the Executive’s confidentiality and nondisclosure obligations, the Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8.United States Government Obligations.

The Executive acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Executive agrees to be bound by all such obligations and restrictions which are made known to the Executive and to take all action necessary to discharge the obligations of the Company under such agreements.

9.Not an Employment Contract.

The Executive acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue the Executive’s employment for any period of time, and does not change the at-will nature of the Executive’s employment.

10.General Provisions.

(a)Equitable Remedies.  The Executive acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose.  The Executive agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.  Additionally, the Executive acknowledges and agrees that the non-solicitation obligations herein are essential to the protection of the Company’s legitimate business interests and further that such interests cannot be adequately protected without the non-competition obligations set forth in Section 3.

(b)Acknowledgments.  The Executive acknowledges that the Executive has the right to consult with counsel prior to signing this Agreement.  The Executive further acknowledges that he or she was provided at least ten (10) business days to review this Agreement and that the Agreement is supported by fair and reasonable consideration independent from the Executive’s continuation of employment.  This Agreement shall take effect immediately upon the Executive’s execution of this Agreement; provided, however, that the Executive’s obligations pursuant to Section 3 of this Agreement shall not take effect until the later of the Employee’s execution of this Agreement and ten (10) business days after the Executive’s receipt of a draft of this Agreement.

(c)Interpretation.  If any restriction or definition set forth in Section 3 or Section 4 above is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of conduct, activities, or geographic area, it shall be interpreted to extend only over the maximum period of time, range of conduct, activities or geographic area as to which it may be enforceable.

(d)Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, whether written or oral, between the Company and the Executive relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Executive and the Company.  The Executive agrees that any change or changes in the Executive’s duties, authority, title, reporting relationship, territory, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(e)Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(f)Waivers.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(g)Successor and Assigns.  The Executive’s obligations under this Agreement are personal and shall not be assigned by the Executive.  This Agreement shall, however, be binding upon and inure to the benefit of the Company and its successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to a majority of its assets or business.  The Executive expressly consents to be bound by the provisions of this Agreement for the benefit of any successor or assign of the Company without the necessity that this Agreement be re-signed, in which event “Company” shall be interpreted to include any successor or assign of the Company.

(h)Governing Law and Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof).  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court in Suffolk County, Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Executive each consents to the jurisdiction of such courts.  The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(i)Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Remainder of Page Intentionally Left Blank]

THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF ITS PROVISIONS.

Namrata Saroj

Date:

OCULAR THERAPEUTIX, INC.

Date:	By:

Pravin U. Dugel, MD
Executive Chairman, President and Chief Executive Officer

ATTACHMENT 1

LIST OF PRIOR DEVELOPMENTS AND ORIGINAL WORKS OF AUTHORSHIP EXCLUDED

UNDER SECTION 2(A) OR CONFLICTING AGREEMENTS DISCLOSED UNDER SECTION 6

Title	Date	Identifying Number or Brief Description

Except as indicated above on this Attachment 1, I have no Prior Developments to disclose pursuant to Section 2(a) of this Agreement and no agreements to disclose pursuant to Section 6 of this Agreement.

Namrata Saroj